                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-52822
                             Subject to Completion
              Preliminary Prospectus Supplement dated May 10, 2001

PROSPECTUS SUPPLEMENT
--------------------
(To prospectus dated January 24, 2001)

                                    [LOGO]

                                2,500,000 Units
                           Merrill Lynch & Co., Inc.
                             Strategic Return Notes
                Linked to the Select Ten Index due May   , 2006
                                 (the "Notes")
                  $10 original public offering price per Unit

                                --------------

The Notes:                               Payment at maturity or upon exchange:


 .  Senior unsecured debt securities of  .  At maturity or upon exchange, you
   Merrill Lynch & Co., Inc.               will receive a cash amount based
                                           upon the percentage change in the
 .  Exchangeable at your option for a       value of the Select Ten Index,
   cash payment during a specified         which reflects the total return of
   period in May of each year from         the top ten dividend yielding
   2002 through 2005 as described in       stocks in the Dow Jones Industrial
   this prospectus supplement.             Average less an annual index
                                           adjustment factor of 1.5%.
 .  No payments prior to maturity
   unless exchanged.                    .  At maturity or upon exchange, the
                                           amount you receive will depend on
 .  Linked to the value of the Select       the value of the Select Ten Index.
   Ten Index.                              The value of the Select Ten Index
                                           must increase in order for you to
 .  We will apply to have the Notes         receive at least the original
   listed on a national securities         public offering price of $10 per
   exchange.                               Note upon exchange or at maturity.
                                           If the value of the Select Ten
 .  Expected closing date: May   ,          Index has declined, you will
   2001.                                   receive less, and possibly
                                           significantly less, than the
                                           original public offering price of
                                           $10 per Note.

                     Investing in the Notes involves risk.
    See "Risk Factors" beginning on page S-7 of this prospectus supplement.

                                --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                   Per Unit      Total
                                                                   --------      -----
     Public offering price .......................................  $10.00    $25,000,000
     Underwriting fee ............................................    $.20         $
     Proceeds, before expenses, to Merrill Lynch & Co., Inc. .....   $9.90*        $

     The public offering and the underwriting fee for any single transaction to purchase:

     (a) between 100,000 Units and 499,999 Units will be $   per Unit and
         $   per Unit respectively, and

     (b) 500,000 Units or more will be $   per Unit and $   per Unit,
         respectively.

                                --------------

                              Merrill Lynch & Co.

                                --------------
-------
* $.10 per Unit of the underwriting fee will be paid to the underwriter by a subsidiary of Merrill Lynch & Co., Inc. For a description of this payment, please see the section entitled "Underwriting" in this prospectus supplement.


             The date of this prospectus supplement is May  , 2001.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
SUMMARY INFORMATION--Q&A...............................................    S-4
   What are the Notes?.................................................    S-4
   What will I receive upon maturity of the Notes?.....................    S-4
   How does the exchange feature work?.................................    S-5
   Who publishes the Select Ten Index and what does the Select Ten
     Index measure?....................................................    S-5
   How has the Select Ten Index performed historically?................    S-5
   Will I receive interest payments on the Notes?......................    S-6
   What about taxes?...................................................    S-6
   Will the Notes be listed on a stock exchange?.......................    S-6
   What is the role of MLPF&S?.........................................    S-6
   Who is ML&Co.?......................................................    S-6
   Are there any risks associated with my investment?..................    S-6
RISK FACTORS...........................................................    S-7
   Your investment may result in a loss................................    S-7
   The value of the Select Ten Index is expected to affect the trading
     value of the Notes................................................    S-7
   Changes in our credit ratings may affect the trading value of the
     Notes.............................................................    S-7
   Your investment may become concentrated.............................    S-7
   Your yield may be lower than the yield on a standard debt security
     of comparable maturity............................................    S-7
   Your return will not reflect the return of owning the stocks
     included in the Select Ten Index..................................    S-7
   There may be an uncertain trading market for the Notes..............    S-8
   Risk factors specific to companies included in the Select Ten
     Index.............................................................    S-8
   Amounts payable on the Notes may be limited by state law............    S-9
   Purchases and sales by us and our affiliates may affect your
     return............................................................    S-9
   Potential conflicts.................................................    S-9
   Uncertain tax consequences..........................................    S-9
DESCRIPTION OF THE NOTES...............................................   S-10
   Payment at maturity.................................................   S-10
   Exchange of the Notes prior to maturity.............................   S-11
   Hypothetical returns................................................   S-12
   Adjustments to the Select Ten Index; Market Disruption Events.......   S-12
   Discontinuance of the Select Ten Index..............................   S-13
   Events of Default and Acceleration..................................   S-14
   Depositary..........................................................   S-14
   Same-Day Settlement and Payment.....................................   S-17
THE SELECT TEN INDEX...................................................   S-17
   Select Ten Index....................................................   S-17
   Dividends...........................................................   S-19
   Adjustments to the Share Multiplier and Select Ten Portfolio........   S-19
   Historical Data on the Select Ten Index.............................   S-21
UNITED STATES FEDERAL INCOME TAXATION..................................   S-22
   General.............................................................   S-22
   Tax Treatment of the Notes..........................................   S-23
   Non-U.S. Holders....................................................   S-23
   Backup Withholding and Information Reporting........................   S-24
ERISA CONSIDERATIONS...................................................   S-24
USE OF PROCEEDS AND HEDGING............................................   S-24
WHERE YOU CAN FIND MORE INFORMATION....................................   S-24
UNDERWRITING...........................................................   S-25
VALIDITY OF THE NOTES..................................................   S-26
INDEX OF DEFINED TERMS.................................................   S-27
ANNEX A................................................................    A-1

                                   Prospectus

                                                                          Page
                                                                          ----
MERRILL LYNCH & CO., INC.................................................   2
USE OF PROCEEDS..........................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............................   3
THE SECURITIES...........................................................   3
DESCRIPTION OF DEBT SECURITIES...........................................   4
DESCRIPTION OF DEBT WARRANTS.............................................  10
DESCRIPTION OF CURRENCY WARRANTS.........................................  12
DESCRIPTION OF INDEX WARRANTS............................................  14
DESCRIPTION OF PREFERRED STOCK...........................................  19
DESCRIPTION OF DEPOSITARY SHARES.........................................  24
DESCRIPTION OF PREFERRED STOCK WARRANTS..................................  28
DESCRIPTION OF COMMON STOCK..............................................  30
DESCRIPTION OF COMMON STOCK WARRANTS.....................................  34
PLAN OF DISTRIBUTION.....................................................  36
WHERE YOU CAN FIND MORE INFORMATION......................................  37
INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................  37
EXPERTS..................................................................  38

                            SUMMARY INFORMATION--Q&A

      This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Strategic Return Notes Linked to the Select Ten Index due May , 2006 (the "Notes"). You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Notes, the Select Ten Index and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

      References in this prospectus supplement to "ML&Co." "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

      The Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on May , 2006 unless exchanged by you as described in this prospectus supplement.

      A Unit will represent a single Note with an original public offering price of $10.00 (a "Unit"). You may transfer the Notes only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of the Notes--Depositary" in this prospectus supplement.

What will I receive upon maturity of the Notes?

      At maturity, if you have not previously exchanged your Notes, you will receive a cash payment on the Notes equal to the "Redemption Amount".

      The "Redemption Amount" per Unit will equal:

                                   ( Ending Value )
                           $9.90 X (--------------)
                                   (Starting Value)

      The Select Ten Index will need to increase in order for you to receive a Redemption Amount equal to or greater than the original public offering price and if the value of the Select Ten Index declines, you will receive less than the original public offering price of the Notes.

      The "Starting Value" will be set to 100 on the date the Notes are priced for initial sale to the public (the "Pricing Date").

      For purposes of determining the Redemption Amount the "Ending Value" means the average, arithmetic mean, of the values of the Select Ten Index at the close of the market on five business days before the maturity of the Notes. We may calculate the Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the maturity date of the Notes, there is a disruption in the trading of a stock included in the Select Ten Index or certain futures or options contracts relating to the Select Ten Index.

      For more specific information about the Redemption Amount, please see the section entitled "Description of the Notes" in this prospectus supplement.

 Examples

  Here are two examples of Redemption Amount calculations:

 Example 1--The Select Ten Index is below the Starting Value at maturity:

  Starting Value: 100
  Hypothetical Ending Value:20
                                                (  20   )
   Redemption Amount (per Unit)   =  $9.90  X   (  ---  )   =  $1.98
                                                (  100  )


 Total payment at maturity (per Unit) = $1.98

 Example 2--The Select Ten Index is above the Starting Value at maturity:

  Starting Value: 100
  Hypothetical Ending Value:180
                                                (  180  )
   Redemption Amount (per Unit)   =  $9.90  X   (  ---  )   =  $17.82
                                                (  100  )


 Total payment at maturity (per Unit) = $17.82

How does the exchange feature work?

      You may elect to exchange all or a portion of the Notes you own during a specified period in the month of May in the years 2002, 2003, 2004 and 2005 by giving notice to the depositary or trustee of the Notes as the case may be, as described in this prospectus supplement. The amount of the cash payment you receive upon exchange (the "Exchange Amount") will be equal to the Redemption Amount, calculated as if the Exchange Date, as defined below, is the stated maturity date and the Ending Value will be equal to the closing value of the Select Ten Index on the Exchange Date. You will receive payment of the Exchange Amount three Business Days following the Exchange Date. If you elect to exchange your Notes you will receive only the Exchange Amount and you will not receive the Redemption Amount at maturity. The Exchange Amount you receive may be greater than or less than the Redemption Amount at maturity depending upon the performance of the Select Ten Index during the period from the Exchange Date until the stated maturity date. In addition, if the value of the Select Ten Index has not increased, the Exchange Amount will be less than the original public offering price.

      For more specific information about the exchange feature, please see the section entitled "Description of the Notes--Exchange of the Notes prior to maturity" in this prospectus supplement.

Who publishes the Select Ten Index and what does the Select Ten Index measure?

      The Select Ten Index will be calculated and disseminated by a nationally recognized securities exchange (the "Index Calculation Agent"). We will disclose the Index Calculation Agent to you in the final prospectus supplement delivered to you in connection with sales of the Notes. The Select Ten Index is an index which reflects the price changes and dividends of the top ten dividend yielding stocks in the Dow Jones Industrial Average (the "DJIA") less an annual index adjustment factor of 1.5% applied daily (the "Index Adjustment Factor"). The Select Ten Index will be reconstituted each year on the anniversary date of the issuance of the Notes or, under certain circumstances, on a day shortly thereafter, as described in this prospectus supplement. For more specific information about the Select Ten Index and its reconstitution, and the Index Adjustment Factor, please see the section entitled "The Select Ten Index" in this prospectus supplement.

      Please note that an investment in the Notes does not entitle you to any ownership interest in the stocks of the companies included in the Select Ten Index.

How has the Select Ten Index performed historically?

      The value of the Select Ten Index will be set to 100 on the Pricing Date. While there is currently no historical information on the Select Ten Index, we have provided a table and a graph showing the hypothetical month-end closing values of the Select Ten Index from May 1996 to April 2001, assuming the Select Ten Index was initially calculated and set to 100 on May 31, 1996. The closing values have been calculated hypothetically on the same basis that the Select Ten Index will be calculated in the future. We have provided this information to illustrate how the Select Ten Index would have performed in the past. For further details on the calculation of these hypothetical closing values please refer to the section entitled "Hypothetical Historical Month-End Closing Levels" in this prospectus supplement. Any historical upward or downward trend in the level of the Select Ten Index during this hypothetical historical period is not any indication that the Select Ten Index is more or less likely to increase or decrease at any time during the term of the Notes.

Will I receive interest payments on the Notes?

      You will not receive any interest payments on the Notes, but you will receive the Exchange Amount following the exercise of your exchange option or the Redemption Amount at maturity. We have designed the Notes for investors who are willing to forego market interest payments on the Notes, such as fixed or floating interest rates paid on standard senior non-callable debt securities, in exchange for the ability to participate in the performance of the Select Ten Index.

What about taxes?

      The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. Pursuant to the terms of the Notes, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Select Ten Index. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Will the Notes be listed on a stock exchange?

      We will apply to have the Notes listed on a national securities exchange. We will disclose the exchange and the trading symbol of the Notes to you in the final prospectus supplement delivered in connection with sales of the Notes. You should be aware that the listing of the Notes on a national securities exchange will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled "Risk Factors-- There may be an uncertain trading market for the Notes" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, these duties could result in a conflict of interest between the status of MLPF&S as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis.

      For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the Notes is subject to risk. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in the Notes will involve risks. An investment in the Notes involves risks similar to investing in each of the underlying securities that comprise the Select Ten Index. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

      We will not repay you a fixed amount of principal on the Notes at maturity or upon exchange. The payment on the Notes will depend on the change in the value of the Select Ten Index. Because the value of the Select Ten Index is subject to market fluctuations, the amount of cash you receive may be more or less than the original public offering price of your Notes. If the applicable Ending Value, at maturity or at the time you exchange your Notes, is less than or not sufficiently above the Starting Value the amount you receive will be less than the original public offering price of each Note, in which case your investment in the Notes will result in a loss to you. The original public offering price of $10 per Unit exceeds the $9.90 per Unit amount used to calculate the Redemption Amount and therefore the Select Ten Index will need to increase in order for you to receive a Redemption Amount or Exchange Amount equal to the original public offering price.

The value of the Select Ten Index is expected to affect the trading value of the Notes

      The market value of the Notes will depend substantially on the amount, if any, by which the Select Ten Index exceeds or does not exceed the Starting Value. The value of the Notes is related to the Select Ten Index, and consequently, a sale of the Notes may result in a loss.

Changes in our credit ratings may affect the trading value of the Notes

      Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because your return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase in the value of the Select Ten Index at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

Your investment may become concentrated

      As a result of market fluctuations and/or reconstitution events, an investment in the Notes may represent a concentrated investment in one or more industries. A concentrated investment will reduce the diversification of the Select Ten Index and increase your exposure to the risks of concentrated investments.

Your yield may be lower than the yield on a standard debt security of comparable maturity

      The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the stocks included in the Select Ten Index

      While the Select Ten Index does reflect the payment of dividends on the stocks underlying the Select Ten Index as described in more detail below, the yield based on the Select Ten Index to the maturity of the Notes will not produce the same yield as if such underlying stocks were purchased and held for a similar period. At the end of each calendar quarter, the dividends accrued on the stocks underlying the Select Ten Index will be incorporated into the Select Ten Index by adjusting the Share Multipliers of the stocks and the amounts will thereafter be subject to the price movements of the stocks. In addition, at the end of each day, the

Select Ten Index will be reduced by a pro rata portion of the annual Index Adjustment Factor of 1.5%. Due to the effect of the annual Index Adjustment Factor, the return on an investment in the Notes will be less than the return on a similar investment in the Select Ten Stocks, assuming transaction costs and taxes are not taken into account.

There may be an uncertain trading market for the Notes

      We have applied to have the Notes listed on a national securities exchange which we will disclose to you in the final prospectus supplement delivered to you in connection with sales of the Notes. However, you cannot assume that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors such as the increase, if any, in the value of the Select Ten Index.

      If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.

Risk factors specific to companies included in the Select Ten Index

      The Select Ten Index is an index which reflects the price changes and dividends of the top ten dividend yielding stocks in the DJIA less an annual Index Adjustment Factor. The stock prices of some of the companies included in the Select Ten Index (the "Select Ten Companies") have been and may continue to be volatile. These stock prices could be subject to wide fluctuations in response to a variety of factors, including the following:

    .  general market fluctuations;

    . actual or anticipated variations in the quarterly operating results of the Select Ten Companies;

    . announcements of technological innovations or new services offered by competitors of the Select Ten Companies;

    .  changes in financial estimates by securities analysts;

    . regulatory or legal developments, including significant litigation matters, affecting the Select Ten Companies or in the industries in which they operate;

    . announcements by competitors of the Select Ten Companies of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

    .  departures of key personnel of the Select Ten Companies.

      The international operations of some of the Select Ten Companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Some of the Select Ten Companies have international operations, which are essential parts of their businesses. The risks of international business that these companies are exposed to include the following:

    .  general economic, social and political conditions;

    . the difficulty of enforcing intellectual property rights, agreements and collecting receivables through certain foreign legal systems;

    . differing tax rates, tariffs, exchange controls or other similar restrictions;

    .  currency fluctuations;

    . changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions; and

    . reduction in the number or capacity of personnel in international markets.

Amounts payable on the Notes may be limited by state law

      New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the Notes holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell the stocks underlying the Select Ten Index or futures or options contracts on the Select Ten Index for our own accounts for business reasons or in connection with hedging our obligations under the Notes. These transactions could affect the price of these stocks and, in turn, the value of the Select Ten Index in a manner that would be adverse to your investment in the Notes.

Potential conflicts

      Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the value of the Select Ten Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the Select Ten Index. See the sections entitled "Description of the Notes--Adjustments to the Select Ten Index; Market Disruption Events" and "-- Discontinuance of the Select Ten Index" in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise. MLPF&S, the underwriter, will pay an additional amount on each Anniversary Date (as defined in this prospectus supplement) in 2002 through 2005 to brokers whose clients purchased their Units in the initial distribution and continue to hold their Notes. You should understand that as a result of this additional payment, your broker receives a financial benefit each year you retain your investment in the Notes. Please see the section entitled "Underwriting" in this prospectus supplement.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

      ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the Select Ten Companies including extending loans to, or making equity investments in, the companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information with respect to the Select Ten Companies and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to such companies. ML&Co. does not make any representation to any purchasers of the Notes with respect to any matters whatsoever relating to the Select Ten Companies. Any prospective purchaser of the Notes should undertake an independent investigation of the Select Ten Companies as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes. The composition of the Select Ten Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

Uncertain tax consequences

      You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this prospectus supplement.

                           DESCRIPTION OF THE NOTES

     ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying
prospectus. Unless exchanged by you, the Notes will mature on May   , 2006.

     While at maturity or upon exchange a beneficial owner of a Note will receive an amount equal to the Redemption Amount or the Exchange Amount, as the case may be, there will be no other payment of interest, periodic or otherwise. See the section entitled "--Payment at maturity" and "--Exchange of the Notes prior to maturity" in this prospectus supplement.

     The Notes may be exchanged by you during an Exchange Notice Period, but are not subject to redemption by ML&Co. before maturity. If an Event of Default occurs with respect to the Notes, beneficial owners of the Notes may accelerate the maturity of the Notes, as described under "--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--Events of Default" in the accompanying prospectus.

     ML&Co. will issue the Notes in denominations of whole Units each with an original public offering price of $10 per Unit.

     The Notes do not have the benefit of any sinking fund.

Payment at maturity

     For each Note that has not been exchanged prior to maturity, the holder will be entitled to receive the Redemption Amount, as provided below.

 Determination of the Redemption Amount

     The "Redemption Amount" for a Note will be determined by the calculation agent and will equal:
                               ( Ending Value )
                       $9.90 X (--------------)
                               (Starting Value)


     The "Starting Value" will be set to 100 on the Pricing Date.

     For the purpose of determining the Redemption Amount the "Ending Value" will be determined by the calculation agent and will equal the average, arithmetic mean, of the closing values of the Select Ten Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average, arithmetic mean, of the closing values of the Select Ten Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Select Ten Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Select Ten Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

     The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date.

     A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      An "Index Business Day" means a day on which the New York Stock Exchange and the American Stock Exchange are open for trading and the Select Ten Index or any successor index is calculated and published.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Exchange of the Notes prior to maturity

      You may elect to exchange all or a portion of the Notes you own during any Exchange Notice Period by giving notice as described below. An "Exchange Notice Period" means any Business Day from and including the first calendar day of the month of May to and including 12:00 noon in The City of New York on the fifteenth calendar day during the month of May in the years 2002, 2003, 2004 and 2005. If the fifteenth calendar day of the applicable month of May is not a Business Day, then the Exchange Notice Period will be extended to 12:00 noon in The City of New York on the next succeeding Business Day. The amount of the cash payment you receive upon exchange (the "Exchange Amount") will be equal to the Redemption Amount, calculated as if the Exchange Date is the stated maturity date and the Ending Value will be equal to the closing value of the Select Ten Index on the Exchange Date. An "Exchange Date" will be the second Index Business Day following the end of the applicable Exchange Notice Period. If a Market Disruption Event occurs on the second Index Business Day following an Exchange Notice Period, the Exchange Date for that year will be the next succeeding Index Business Day on which a Market Disruption Event does not occur. You will receive the Exchange Amount three Business Days after the Exchange Date.

      The Notes will be issued in registered global form and will remain on deposit with the depository as described in this prospectus supplement. Therefore, you must exercise the option to exchange your Notes through the depositary. To make your exchange election effective, you must make certain that your notice is delivered to the depositary during the applicable Election Notice Period. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election to exchange your Notes prior to 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

      If at any time the global securities are exchanged for Notes in definitive form, from and after that time, notice of your election to exchange must be delivered to the The Chase Manhattan Bank, as trustee under the 1983 Indenture, through the procedures required by the trustee by 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period.

Hypothetical returns

      The following tables illustrate, for a range of hypothetical Ending Values of the Select Ten Index during the Calculation Period:

    . the total amount payable at maturity for the Notes and an investment in the Select Ten Stocks,

    . the total rate of return to beneficial owners of the Notes and the Select Ten Stocks, and

    . the pretax annualized rate of return to beneficial owners of the Notes and the Select Ten Stocks.

      The tables below assume an investment of $10 in the Notes and in the Select Ten Stocks.

   Hypothetical Returns Related to Strategic
                 Return Notes                       Hypothetical Returns Related to an Investment
        based on the Select Ten Index                         in the Select Ten Stocks
------------------------------------------------ ---------------------------------------------------
                                                                                          Pretax
                   Total     Total     Pretax     Hypothetical                Total     Annualized
 Hypothetical      Amount   Rate of  Annualized  Ending Value of   Total     Rate of      Rate of
Ending Value of  Payable at Return    Rate of     an Investment    Amount   Return on  Return on the
  the Select      Maturity  on the   Return on    in the Select  Payable at the Select    Select
 Ten Index(1)     per Note   Notes  the Notes(3)  Ten Stocks(2)   Maturity  Ten Stocks Ten Stocks(3)
---------------  ---------- ------- ------------ --------------- ---------- ---------- -------------
       20           1.98    -80.20%   -29.89%         21.56         2.16     -78.44%      -28.44%
       40           3.96    -60.40%   -17.69%         43.12         4.31     -56.88%      -16.13%
       60           5.94    -40.60%   -10.15%         64.68         6.47     -35.32%       -8.52%
       80           7.92    -20.80%    -4.61%         86.23         8.62     -13.77%       -2.94%
      100(4)        9.90     -1.00%    -0.20%        107.79        10.78       7.79%        1.51%
      120          11.88     18.80%     3.47%        129.35        12.94      29.35%        5.21%
      140          13.86     38.60%     6.63%        150.91        15.09      50.91%        8.40%
      160          15.84     58.40%     9.41%        172.47        17.25      72.47%       11.20%
      180          17.82     78.20%    11.89%        194.03        19.40      94.03%       13.70%
      200          19.80     98.00%    14.13%        215.59        21.56     115.59%       15.96%
      220          21.78    117.80%    16.18%        237.14        23.71     137.14%       18.03%
      240          23.76    137.60%    18.07%        258.70        25.87     158.70%       19.93%
      260          25.74    157.40%    19.82%        280.26        28.03     180.26%       21.70%
      280          27.72    177.20%    21.45%        301.82        30.18     201.82%       23.35%
      300          29.70    197.00%    22.99%        323.38        32.34     223.38%       24.89%

--------
(1) The Select Ten Index reflects the total return of the top ten dividend yielding stocks in the Dow Jones Industrial Average less an annual Index Adjustment Factor of 1.5%.
(2) An investment in the Select Ten Stocks is equivalent to an investment in the Select Ten Index, including the method and timing of reinvesting dividends, except that the Select Ten Index has been reduced daily by the pro rata portion of the annual Index Adjustment Factor of 1.5%. The hypothetical investment in the Select Ten Stocks presented in this column does not take into account transaction costs and taxes.
(3) The annualized rates of return are calculated on a semiannual bond equivalent basis and assume an investment term from May 10, 2001 to May 10, 2006.
(4) This will be the Starting Value of the Select Ten Index.

      The above figures are for purposes of illustration only. The actual Redemption Amount received by investors in the Notes and the resulting total and pretax annualized rates of return will depend on the Ending Value determined as described in this prospectus supplement.

Adjustments to the Select Ten Index; Market Disruption Events

      If at any time the Index Calculation Agent changes its method of calculating the Select Ten Index, or the value of the Select Ten Index changes, in any material respect, or if the Select Ten Index is in any other way modified so that the Select Ten Index does not, in the opinion of the calculation agent, fairly represent the value of the Select Ten Index had those changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value of the Select Ten Index is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Select Ten Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Select Ten Index, as so adjusted. Accordingly, if the method of calculating the Select Ten Index is modified so that the value of the Select Ten Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust the Select Ten Index in order to arrive at a value of the Select Ten Index as if it had not been modified, e.g., as if a split had not occurred.

      "Market Disruption Event" means either of the following events as determined by the calculation agent:

    (A) the suspension or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, in one or more stocks which then comprise the Select Ten Index; or

    (B) the suspension or material limitation, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Select Ten Index, or any successor index, which are traded on any major U.S. exchange.

      For the purpose of the above definition:

    (1) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange and

    (2) for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

Discontinuance of the Select Ten Index

      If the Index Calculation Agent discontinues publication of the Select Ten Index and the Index Calculation Agent or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Select Ten Index (a "successor index"), then, upon the calculation agent's notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the Index Calculation Agent or any other entity for the Select Ten Index and calculate the closing value as described above under "-- Payment at maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the Notes.

      In the event that the Index Calculation Agent discontinues publication of the Select Ten Index and:

    .  the calculation agent does not select a successor index, or

    .  the successor index is no longer published on any of the Calculation
       Days,

the calculation agent will compute a substitute value for the Select Ten Index in accordance with the procedures last used to calculate the Select Ten Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the Select Ten Index as described below, the successor index or value will be used as a substitute for the Select Ten Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

      If the Index Calculation Agent discontinues publication of the Select Ten Index before the period during which the Redemption Amount is to be determined and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

    .  the determination of the Ending Value, or

    . a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal (the "WSJ") or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

      A "Business Day" is any day on which the NYSE and the AMEX are open for trading.

      Notwithstanding these alternative arrangements, discontinuance of the publication of the Select Ten Index may adversely affect trading in the Notes.

Events of Default and Acceleration

      In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the Notes. See the section entitled "--Payment at maturity" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the original public offering price of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding was the maturity date of the Notes.

      In case of default in payment of the Notes, whether at their stated maturity or upon exchange or acceleration, from and after the maturity date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of % per annum to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

Depositary

 Description of the Global Securities

      Upon issuance, all Notes will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Notes represented by a global security will not be entitled to have the Notes represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

 DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities will be issued for the Notes in the aggregate original public offering price of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of Notes under DTC's system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Notes are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the Notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of any payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

 Exchange for Certificated Securities

      If:

    . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

    . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

    . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Notes,

the global securities will be exchangeable for Notes in definitive form of like tenor in whole Units and multiples of Units. The definitive Notes will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Notes are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Notes will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the Notes will be made by the underwriter in immediately available funds. ML&Co. will make all payments in immediately available funds so long as the Notes are maintained in book-entry form.

                              THE SELECT TEN INDEX

Select Ten Index

      The value of the Select Ten Index on any Index Business Day will be calculated and disseminated by the Index Calculation Agent and will equal (i) the sum of the products of the current market price for each stock underlying the Select Ten Index (collectively the "Select Ten Stocks") and the applicable share multiplier (the sum equals the "Select Ten Portfolio Value"), plus (ii) an amount reflecting current calendar quarter dividends, and less (iii) a pro rata portion of the annual Index Adjustment Factor. The Index Adjustment Factor is 1.5% per annum and will reduce the value of the Select Ten Index each day by the pro rata amount. The Index Calculation Agent will generally calculate and disseminate the value of the Select Ten Index based on the most recently reported prices of the Select Ten Stocks (as reported by the exchange or trading system on which such underlying stocks are listed or traded), at approximately 15-second intervals during the Index Calculation Agent's business hours and the end of each Index Business Day via the Consolidated Tape Association's Network B.

 Initial Determination of Select Ten Portfolio

      At any time the "Select Ten Portfolio" consists of the then current Select Ten Stocks. The initial stocks in the Select Ten Portfolio and their respective Dividend Yields are shown below, and have been determined by the Index Calculation Agent to be the ten common stocks in the DJIA having the highest Dividend Yield on May 4, 2001 (the "Initial Stocks"). We have included a brief description of each of the Select Ten Companies and historical stock price information for the Initial Stocks in Annex A to this prospectus supplement. "Dividend Yield" for each common stock is determined by the Index Calculation Agent by annualizing the last quarterly or semi-annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend as determined by the Index Calculation Agent in its sole discretion, and dividing the result by the last available sale price for each stock on its primary exchange on the date that Dividend Yield is to be determined.

                                                                      Indicative
                                                             Dividend   Share
Company                                                       Yield   Multiplier
-------                                                      -------- ----------
Caterpillar Inc. ...........................................  2.69%    0.19782
Eastman Kodak Company.......................................  3.84%    0.21844
E.I. du Pont de Nemours and Company.........................  3.03%    0.21664
Exxon Mobil Corporation.....................................  2.01%    0.11422
General Motors Corporation..................................  3.55%    0.17753
International Paper Company.................................  2.59%    0.25940
J.P. Morgan Chase & Co. ....................................  2.69%    0.19763
Philip Morris Companies Inc. ...............................  4.00%    0.18868
The Procter & Gamble Company................................  2.18%    0.15559
SBC Communications Inc. ....................................  2.43%    0.23725

      The average (mean) dividend yield of the ten Initial Stocks contained in the Select Ten Index as of May 4, 2001 was 2.9%.

      The indicative Share Multipliers set forth in the table above were calculated assuming the Select Ten Index was equal to 100 on May 4, 2001. The actual Initial Share Multiplier for each Initial Stock will be determined by the Index Calculation Agent on the Pricing Date and will be disclosed in the final prospectus supplement. Each "Initial Share Multiplier" will equal the number of shares of that Initial Stock, or portion thereof, based upon the closing market price of that Initial Stock on the Pricing Date, so that each Initial Stock represents approximately an equal percentage of the Starting Value of the Select Ten Index as of the Pricing Date. Each Initial Share Multiplier will remain constant until adjusted for certain corporate events, quarterly dividend adjustments and annual reconstitutions as described below.

 Annual Select Ten Portfolio Reconstitution

      As of the close of business on each Anniversary Date through the Anniversary Date in 2005, the Select Ten Portfolio shall be reconstituted to include the ten common stocks in the DJIA having the highest Dividend Yield (the "New Stocks") on the second scheduled Index Business Day prior to the applicable Anniversary Date (the "Annual Determination Date"). "Anniversary Date" shall mean the anniversary date of the date the Notes are initially issued; provided, however, that if the date is not an Index Business Day or a Market Disruption Event occurs on that date, then the Anniversary Date for that year shall mean the immediately succeeding Index Business Day on which a Market Disruption Event does not occur. The Index Calculation Agent will only add a stock having characteristics as of the applicable Annual Determination Date that will permit the Select Ten Index to remain within the criteria specified in the rules of the Index Calculation Agent and within the applicable rules of the Securities and Exchange Commission. Such criteria and rules will apply only on an Annual Determination Date to exclude a proposed New Stock. If a proposed New Stock does not meet these criteria or rules, the Index Calculation Agent will replace it with the common stock in the DJIA with the next highest Dividend Yield which meets the criteria and rules. These criteria currently provide, among other things, (1) that each component stock must have a minimum market value of at least $75 million, except that up to 10% of the component securities in the Select Ten Index may have a market value of $50 million; (2) that each component stock must have an average monthly trading volume in the preceding six months of not less than 1,000,000 shares, except that up to 10% of the component stocks in the Select Ten Index may have an average monthly trading volume of 500,000 shares or more in the last six months; (3) 90% of the Select Ten Index's numerical index value and at least 80% of the total number of component stocks will meet the then current criteria for standardized option trading set forth in the rules of the Index Calculation Agent; and (4) all component stocks will either be listed on the AMEX, the NYSE, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported as National Market System Securities.

      The "Share Multiplier" for each New Stock will be determined by the Index Calculation Agent and will equal the number of shares of each New Stock, based upon the closing market price of that New Stock on the Anniversary Date, so that each New Stock represents approximately an equal percentage of a value equal to the Select Ten Index in effect at the close of business on the applicable Anniversary Date. As an example, if the Select Ten Index in effect at the close of business on an Anniversary Date equaled 200, then each of the ten New Stocks would be allocated a portion of the value of the Select Ten Index equal to 20 and if, for example, the closing market price of a New Stock on the Anniversary Date was 40, the applicable Share Multiplier would be 0.5. If the Select Ten Index equaled 80, then each of the ten New Stocks would be allocated a portion of the value of the Select Ten Index equal to 8 and if the closing market price of a New Stock on the Anniversary Date was 40, the applicable Share Multiplier would be 0.2. The last Anniversary Date on which a reconstitution will occur will be the Anniversary Date in 2005, which will be approximately one year prior to the maturity date of the Notes.

 Dow Jones Industrial Average

      The DJIA is comprised of 30 common stocks chosen by the editors of the WSJ as representative of the broad market of American industry generally. The companies are major factors in their industries and their stocks are typically widely held by individuals and institutional investors. Changes in the composition of the

DJIA are made entirely by the editors of the WSJ without consultation with the companies, the stock exchange or any official agency or ML&Co. For the sake of continuity, changes are made infrequently. Most substitutions have been the result of mergers, but from time to time, changes may be made to achieve a better representation. The components of the DJIA may be changed at any time for any reason. Dow Jones & Company, Inc., publisher of the WSJ, is not affiliated with ML&Co., has not participated in any way in the creation of the Notes or in the selection of stocks to be included in the Select Ten Portfolio and has not reviewed or approved any information included in this prospectus supplement.

      The first DJIA, consisting of 12 stocks, was published in the WSJ in 1896. The list grew to 20 stocks in 1916 and to 30 stocks on October 1, 1928. For two periods of 17 consecutive years each, there were no changes to the list; March 15, 1939-July 2, 1956 and June 2, 1959-August 8, 1976.

Dividends

 Current Quarter Dividend

      As described above, the value of the Select Ten Index will include an amount reflecting Current Quarter Dividends. "Current Quarter Dividends" for any day will be determined by the Index Calculation Agent and will equal the sum of each dividend paid by the issuer on one share of stock during the Current Quarter multiplied by the Share Multiplier applicable to such stock on the ex-dividend date. "Current Quarter" shall mean the period from and including the date the Notes are initially issued by ML&Co. through June 30, 2001, and after June 30, 2001, from and including the first day of the then current calendar quarter containing the day on which the applicable Dividend Payment is being determined to and including the day on which the applicable Dividend Payment is being determined.

 Quarterly Stock Dividend

      As of the first day of the start of each calendar quarter, the Index Calculation Agent will allocate the Current Quarter Dividends as of the end of the immediately preceding calendar quarter to each then outstanding Select Ten Stock. The amount of the Current Quarter Dividends allocated to each Select Ten Stock will equal the percentage of the value of each Select Ten Stock contained in the Select Ten Portfolio relative to the value of the entire Select Ten Portfolio based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter. The Share Multiplier of each such outstanding Select Ten Stock will be increased to reflect the number of shares, or portion of a share, that the amount of the Current Quarter Dividend allocated to such Select Ten Stock can purchase of each such Select Ten Stock based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter.

Adjustments to the Share Multiplier and Select Ten Portfolio

      The Share Multiplier for any Select Ten Stock and the Select Ten Portfolio will be adjusted as follows:

      1. If a Select Ten Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that Select Ten Stock will be adjusted to equal the product of the number of shares issued with respect to one such share of that Select Ten Stock and the prior multiplier.

      2. If a Select Ten Stock is subject to a stock dividend, issuance of additional shares of the Select Ten Stock, that is given equally to all holders of shares of the issuer of that Select Ten Stock, then once the dividend has become effective and that Select Ten Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the former Share Multiplier plus the product of the number of shares of that Select Ten Stock issued with respect to one such share of such Select Ten Stock and the prior multiplier.

      3. If a Select Ten Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Select Ten Stock will continue to be included in the Select Ten Portfolio so long as a market price for that Select Ten Stock is available. If a market price is no longer available for a Select Ten Stock for whatever reason, including the liquidation of the issuer of the Select Ten Stock or the subjection of the issuer of the Select Ten Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Select Ten Stock will equal zero in connection with calculating the Select Ten Portfolio Value for so long as no market price is available, and no attempt will be made to immediately find a replacement stock or increase the value of the Select Ten Portfolio to compensate for the deletion of such Select Ten Stock. If a market price is no longer available for a Select Ten Stock as described above, the Select Ten Portfolio Value will be computed based on the remaining Select Ten Stocks for which market prices are available and no new stock will be added to the Select Ten Portfolio until the annual reconstitution of the Select Ten Portfolio. As a result, there may be periods during which the Select Ten Portfolio contains fewer than ten Select Ten Stocks.

      4. If a Select Ten Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Select Ten Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Select Ten Stock and that value will be constant until the Select Ten Portfolio is reconstituted. At that time, no adjustment will be made to the Share Multiplier of the relevant Select Ten Stock.

      5. If a Select Ten Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Select Ten Company, then the new equity securities will be added to the Select Ten Portfolio as a new Select Ten Stock. The Share Multiplier for the new Select Ten Stock will equal the product of the original Share Multiplier with respect to the Select Ten Stock for which the new Select Ten Stock is being issued (the "Original Select Ten Stock") and the number of shares of the new Select Ten Stock issued with respect to one share of the Original Select Ten Stock.

      No adjustments of any Share Multiplier of a Select Ten Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

      The Index Calculation Agent expects that no adjustments to the Share Multiplier of any Select Ten Stock or to the Select Ten Portfolio will be made other than those specified above, however, the Index Calculation Agent may at its discretion make adjustments to maintain the value of the Select Ten Index if certain events would otherwise alter the value of the Select Ten Index despite no change in the market prices of the Select Ten Stocks.

Historical Data on the Select Ten Index

      The following table sets forth the hypothetical level of the Select Ten Index at the end of each month (the "Historical Month-End Closing Level"), in the period from May 1996 through April 2001 calculated as if the Select Ten Index had existed during that period. All hypothetical historical data presented in the following table were calculated by the Index Calculation Agent. The closing levels have been calculated hypothetically on the same basis that the Select Ten Index will be calculated in the future. The Historical Month-End Closing Level was set to 100 on May 31, 1996 to provide an illustration of past movements of the Historical Month-End Closing Level only. We have provided this hypothetical historical information to help you evaluate the behavior of the Select Ten Index in various economic environments; however, these historical data on the Select Ten Index are not necessarily indicative of the future performance of the Select Ten Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Select Ten Index during any period set forth below is not any indication that the Select Ten Index is more or less likely to increase or decrease at any time during the term of the Notes.

                                        1996   1997   1998   1999   2000   2001
                                       ------ ------ ------ ------ ------ ------
January...............................        120.07 135.56 159.32 144.94 166.02
February..............................        121.56 144.46 152.85 133.50 167.53
March.................................        118.81 150.41 155.46 143.11 162.51
April.................................        122.57 152.14 177.77 146.35 173.57
May................................... 100.00 129.25 148.66 172.70 147.63
June..................................  99.78 132.05 144.68 172.11 137.12
July..................................  98.19 137.70 151.39 165.76 141.20
August................................  98.88 133.68 132.24 167.72 153.22
September............................. 102.49 139.09 143.29 157.52 146.46
October............................... 107.95 133.55 151.65 152.53 160.33
November.............................. 113.88 139.32 155.29 151.63 154.42
December.............................. 113.68 138.42 156.41 149.62 170.03

      The following graph sets forth the hypothetical historical performance of the Select Ten Index presented in the table above. Past movements of the Select Ten Index are not necessarily indicative of the future Select Ten Index values.

                Hypothetical Historical Month-End Closing Levels


    [THE GRAPH APPEARING HERE SETS FORTH THE HYPOTHETICAL MONTH END PERFORMANCE OF THE SELECT TEN INDEX FROM MAY 1996 THROUGH APRIL 2001, AS SET FORTH IN THE TABLE ABOVE. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 90 TO 190 IN INCREMENTS OF 10. THE HORIZONTAL AXIS HAS A RANGE OF DATES FROM MAY 1996 THROUGH APRIL 2001 IN INCREMENTS OF ONE MONTH.]

                     UNITED STATES FEDERAL INCOME TAXATION

      The following discussion is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Notes for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Select Ten Index. In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the "IRS"), will not result in the imposition of penalties. The treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

      Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

      Assuming the characterization of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

      Tax Basis. A U.S. Holder's tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

      Payment on the Maturity Date. Upon the receipt of cash at maturity of the Notes, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder's basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination or judicial ruling) where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss, as the case may be.

      Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Note so sold or exchanged. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition.

 Possible Alternative Tax Treatments of an Investment in the Notes

      Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

      If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a "comparable yield" for us, determined at the time of issuance of the Notes. Furthermore, any gain realized at maturity or upon sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of U.S. Holder's prior accruals of original issue discount and capital loss thereafter.

      Even if the Contingent Payment Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Non-U.S. Holders

      Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the value of the Select Ten Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements and that such payments are not effectively connected with a United States trade or business of such non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and
(ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States and such individual does not have a "tax home" (as defined for U.S. federal income tax purposes) in the United States.

      As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

      A beneficial owner of a Note may be subject to information reporting and to backup withholding at a rate of 31% of certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code (the "Code") prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions. Because transactions between a plan and ML&Co. may be prohibited absent an exemption, each fiduciary, by its purchase of any Notes on behalf of any plan, represents on behalf of itself and the plan, that the acquisition, holding and any subsequent disposition of the Notes will not result in a violation of ERISA, the Code or any other applicable law or regulation.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the original issue price and the Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                  UNDERWRITING

      MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase
from ML&Co. $    aggregate original public offering price of Notes. The
underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Notes if any are purchased. ML&Co. has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with ML&Co.'s obligation to pay amounts due at maturity on the Notes. In connection with the arrangement, this subsidiary will pay MLPF&S, the underwriter, $.10 per Unit as part of the underwriting fee.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the Notes subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

      In addition to the underwriting fee payable at the time of the original sale of the Notes, the underwriter will pay an additional amount on each Anniversary Date in 2002 through 2005 to brokers whose clients purchased the Units in the initial distribution and who continue to hold their Notes. This additional amount will equal 1% per Unit based on the Redemption Amount of the Notes calculated as if the Anniversary Date is the maturity date and the Ending Value is equal to the closing value of the Select Ten Index on that date.

      The underwriting of the Notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

      If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Units of the Notes than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Notes. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                             VALIDITY OF THE NOTES

      The validity of the Notes will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
Anniversary Date........................................................... S-18
Annual Determination Date.................................................. S-18
Business Day............................................................... S-14
Calculation Day............................................................ S-10
Calculation Period......................................................... S-10
Code....................................................................... S-24
Contingent Payment Regulations............................................. S-23
Current Quarter............................................................ S-19
Current Quarter Dividends.................................................. S-19
depositary................................................................. S-14
Dividend Yield............................................................. S-17
DJIA.......................................................................  S-5
DTC........................................................................  S-4
Ending Value...............................................................  S-4
ERISA...................................................................... S-24
Exchange Amount............................................................  S-5
Exchange Date.............................................................. S-11
Exchange Notice Period..................................................... S-11
Historical Month-End Closing Level......................................... S-21
Index Adjustment Factor....................................................  S-5
Index Business Day......................................................... S-11
Index Calculation Agent....................................................  S-5
Initial Share Multiplier................................................... S-18
Initial Stocks............................................................. S-17
IRS........................................................................ S-22
Market Disruption Event.................................................... S-13
ML&Co......................................................................  S-4
MLPF&S.....................................................................  S-4
New Stocks................................................................. S-18
Non-U.S. Holder............................................................ S-22
Notes......................................................................  S-1
Original Select Ten Stock.................................................. S-20
Pricing Date...............................................................  S-4
Redemption Amount..........................................................  S-4
Select Ten Companies.......................................................  S-8
Select Ten Portfolio....................................................... S-17
Select Ten Portfolio Value................................................. S-17
Select Ten Stocks.......................................................... S-17
Share Multiplier........................................................... S-18
Starting Value.............................................................  S-4
successor index............................................................ S-13
Tax Counsel................................................................ S-22
Unit.......................................................................  S-4
U.S. Holder................................................................ S-22
WSJ........................................................................ S-14

                                    ANNEX A

      This annex contains ten tables which provide a brief synopsis of the business of each of the Select Ten Companies as well as the split-adjusted closing market prices for each Select Ten Stock on its primary exchange in each month from January 1996 through April 2001. Please note that the historical prices of the Select Ten Stocks are not indicative of the future performance of the Select Ten Stocks or the Select Ten Index. The following information has been derived from publicly available documents published by the Select Ten Companies. Because the common stock of the Select Ten Companies is registered under the Exchange Act, the Select Ten Companies are required to file periodically financial and other information specified by the SEC. For more information about the Select Ten Companies, information provided to or filed with the SEC by the Select Ten Companies can be inspected at the SEC's public reference facilities or accessed through the SEC's web site referenced in this prospectus supplement under the section entitled "Where You Can Find More Information".

                                CATERPILLAR INC.

      Caterpillar Inc. is engaged in the design, manufacture, and marketing of construction, mining, agricultural, and forestry machinery. Caterpillar also designs, manufactures, and markets engines for highway trucks, locomotives and other machinery. In addition, Caterpillar offers financing services for the purchase and lease of Caterpillar products, as well as noncompetitive related equipment, to prospective customers and dealers.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     32.19  January    38.81  January    48.00  January    43.31  January    42.44  January   44.22
February    33.38  February   39.13  February   54.56  February   45.56  February   35.06  February  41.60
March       34.00  March      40.13  March      55.06  March      45.94  March      39.44  March     44.38
April       32.06  April      44.50  April      56.94  April      64.38  April      39.44  April     50.20
May         32.81  May        48.81  May        54.94  May        54.88  May        38.25
June        33.88  June       53.69  June       52.91  June       60.00  June       33.88
July        32.94  July       56.00  July       48.50  July       58.63  July       34.06
August      34.44  August     58.06  August     42.00  August     56.63  August     36.75
September   37.69  September  53.94  September  44.50  September  54.81  September  33.75
October     34.31  October    51.25  October    44.94  October    55.31  October    35.06
November    39.56  November   47.94  November   49.44  November   46.38  November   39.31
December    37.63  December   48.50  December   46.00  December   47.06  December   47.31

      The closing price on May 7, 2001 was 51.51.

                             EASTMAN KODAK COMPANY

      Eastman Kodak Company is engaged primarily in developing, manufacturing and marketing consumer, professional, health and other imaging products and services. Kodak provides traditional photography products and services such as films, photographic papers, processing services, photofinishing equipment, photographic chemicals, cameras and projectors. Kodak also offers a more technologically sophisticated product line which includes kiosks and scanning systems to digitize images, digital media for storing images, software for enhancing images and a network for transmitting images.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     73.38  January    86.75  January    65.25  January    65.38  January    61.88  January   43.62
February    71.50  February   89.75  February   65.63  February   66.19  February   57.31  February  45.00
March       71.00  March      76.00  March      64.88  March      63.88  March      54.31  March     39.89
April       76.50  April      83.13  April      72.19  April      74.75  April      56.38  April     43.50
May         74.38  May        82.88  May        71.38  May        67.63  May        59.75
June        77.75  June       76.75  June       73.06  June       67.75  June       59.50
July        74.63  July       67.00  July       83.88  July       69.13  July       54.88
August      72.50  August     65.38  August     78.13  August     73.44  August     62.25
September   78.50  September  64.94  September  76.88  September  75.63  September  40.88
October     79.63  October    59.88  October    77.50  October    68.94  October    44.88
November    81.13  November   60.63  November   72.63  November   61.88  November   42.00
December    80.25  December   60.56  December   72.00  December   66.25  December   39.38

      The closing price on May 7, 2001 was 46.76.

                      E.I. DU PONT DE NEMOURS AND COMPANY

      E.I. du Pont de Nemours and Company is a manufacturer and supplier of a broad range of products in the science and technology field, including specialty chemicals, pharmaceuticals, high-performance materials and biotechnology-related materials. DuPont markets and sells its products, domestically and abroad, to several different markets, including the transportation, textile, construction, automotive, agricultural, nutrition and health, pharmaceutical, packaging and electronics markets. DuPont and its subsidiaries have operations in approximately 70 countries worldwide.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     38.38  January    54.81  January    56.63  January    51.19  January    59.00  January   43.71
February    38.25  February   53.63  February   61.31  February   51.31  February   50.50  February  43.69
March       41.50  March      53.00  March      68.00  March      58.06  March      52.94  March     40.70
April       40.13  April      53.06  April      72.81  April      70.69  April      47.44  April     45.19
May         39.88  May        54.31  May        77.19  May        65.44  May        49.00
June        39.56  June       62.88  June       74.69  June       68.31  June       43.75
July        40.38  July       67.06  July       62.00  July       72.13  July       45.31
August      41.06  August     62.31  August     57.88  August     63.38  August     44.88
September   44.06  September  61.56  September  56.25  September  60.50  September  41.44
October     46.38  October    56.88  October    57.75  October    64.44  October    45.38
November    47.13  November   60.56  November   58.88  November   59.44  November   42.31
December    47.06  December   60.06  December   53.06  December   65.88  December   48.31

      The closing price on May 7, 2001 was 45.75.

                            EXXON MOBIL CORPORATION

      Exxon Mobil Corporation develops and markets energy products in the United States and internationally. Exxon Mobil is engaged in the exploration, production, transportation and sale of oil, natural gas and petroleum products. In addition, Exxon Mobil manufactures petrochemicals, packaging films and specialty chemicals. Exxon Mobil also participates in coal and mineral mining and electric power generation.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     40.13  January    51.81  January    59.31  January    70.25  January    83.44  January   84.15
February    39.75  February   50.13  February   63.75  February   66.56  February   75.31  February  81.05
March       40.75  March      53.88  March      67.63  March      70.56  March      77.94  March     81.00
April       42.50  April      56.63  April      73.06  April      83.06  April      77.69  April     88.60
May         42.38  May        59.25  May        70.50  May        79.88  May        83.31
June        43.44  June       61.25  June       71.38  June       77.13  June       78.50
July        41.13  July       64.25  July       70.25  July       79.38  July       80.00
August      40.75  August     61.19  August     65.44  August     78.88  August     81.63
September   41.63  September  64.06  September  70.63  September  76.00  September  89.13
October     44.31  October    61.44  October    71.63  October    74.06  October    89.19
November    47.19  November   61.00  November   75.00  November   79.31  November   88.00
December    49.00  December   61.19  December   73.13  December   80.56  December   86.94

      The closing price on May 7, 2001 was 88.19.

                           GENERAL MOTORS CORPORATION

      General Motors Corporation is an international company engaged in the design, manufacturing, and marketing of a variety of automotive vehicles, locomotives, and heavy-duty transmissions. In addition, General Motors offers a variety of communications services which include digital entertainment, information and communications services, and satellite-based private business networks. General Motors also offers a broad range of financial services, including consumer vehicle financing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, commercial, vehicle, and homeowners' insurance and asset-based lending.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     52.63  January    59.00  January    57.94  January    89.75  January    80.56  January   53.70
February    51.25  February   57.88  February   68.94  February   82.56  February   76.06  February  53.32
March       53.25  March      55.38  March      67.75  March      87.00  March      82.81  March     51.85
April       54.25  April      57.88  April      67.38  April      89.06  April      93.63  April     54.81
May         55.13  May        57.38  May        71.88  May        69.00  May        70.63
June        52.38  June       55.75  June       66.81  June       66.00  June       58.06
July        48.75  July       61.88  July       72.31  July       61.13  July       56.94
August      49.63  August     62.75  August     58.13  August     66.25  August     72.19
September   48.00  September  66.94  September  54.88  September  62.94  September  65.00
October     53.63  October    64.19  October    63.19  October    70.44  October    62.13
November    57.63  November   60.94  November   69.88  November   72.00  November   49.50
December    55.75  December   60.75  December   71.56  December   72.69  December   50.94

      The closing price on May 7, 2001 was 56.65.

                          INTERNATIONAL PAPER COMPANY

      International Paper Company is a global forest products company that produces a variety of pulp, paper, paperboard, packaging and tissue products. International Paper also manufactures specialty chemicals, specialty panels and laminated products. International Paper is complemented by an extensive distribution system, with primary markets and manufacturing operations in the United States, Canada, Europe, the Pacific Rim and South America.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     40.75  January    40.88  January    45.69  January    39.56  January    47.63  January   38.65
February    35.75  February   41.63  February   46.63  February   42.00  February   36.81  February  37.66
March       39.50  March      39.00  March      46.88  March      42.19  March      42.75  March     36.08
April       39.88  April      42.25  April      52.19  April      53.31  April      36.75  April     39.18
May         39.88  May        47.88  May        46.00  May        50.00  May        34.56
June        36.88  June       48.56  June       43.00  June       50.25  June       29.81
July        37.88  July       56.13  July       44.63  July       51.00  July       34.00
August      40.00  August     52.75  August     37.00  August     47.06  August     31.88
September   42.50  September  55.00  September  46.63  September  48.06  September  28.69
October     42.63  October    45.00  October    46.44  October    52.63  October    36.44
November    42.50  November   47.50  November   43.44  November   52.19  November   33.88
December    40.50  December   43.13  December   44.81  December   56.44  December   40.81

      The closing price on May 7, 2001 was 37.90.

                            J.P. MORGAN CHASE & CO.

      J.P. Morgan Chase & Co. is a global financial services firm and a financial holding company which engages in a broad range of financial services activities. JPMorgan Chase and its subsidiaries engage in investment banking, investments management and private banking, treasury and securities services and a variety of other financial services activities. The bank and non-bank subsidiaries of JPMorgan Chase operate nationally as well as through overseas branches and subsidiaries, representative offices and affiliated banks.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     22.33  January    30.83  January    35.73  January    51.29  January    53.79  January   54.99
February    23.88  February   33.38  February   41.35  February   53.08  February   53.08  February  46.66
March       23.50  March      31.29  March      44.96  March      54.25  March      58.13  March     44.90
April       23.00  April      30.71  April      46.19  April      55.00  April      48.08  April     47.98
May         23.33  May        31.50  May        45.31  May        48.25  May        49.79
June        23.54  June       32.35  June       50.33  June       57.67  June       46.06
July        23.17  July       37.85  July       50.42  July       51.38  July       49.69
August      24.79  August     37.06  August     35.00  August     55.79  August     55.88
September   26.71  September  39.33  September  28.75  September  50.25  September  46.19
October     28.58  October    38.48  October    37.88  October    58.17  October    45.50
November    31.50  November   36.25  November   42.29  November   51.83  November   36.88
December    29.79  December   36.50  December   47.33  December   51.79  December   45.44

      The closing price on May 7, 2001 was 49.20.

                          PHILIP MORRIS COMPANIES INC.

      Philip Morris Companies Inc. is a holding company whose principal wholly-owned subsidiaries, Philip Morris Incorporated, Philip Morris International Inc., Kraft Foods, Inc., and Miller Brewing Company are engaged in the manufacture and sale of various consumer products. Philip Morris Incorporated and Philip Morris International Inc. are engaged primarily in the manufacture, sale and distribution of cigarettes and other tobacco products. Kraft Foods, Inc. produces and markets a large variety of retail packaged foods, such as cheese, processed meat products, coffee and grocery products. Miller Brewing Company produces beer and other related products.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     30.92  January    39.63  January    41.50  January    46.88  January    20.88  January   44.00
February    33.00  February   45.08  February   43.50  February   39.13  February   20.19  February  48.18
March       29.25  March      38.04  March      41.69  March      35.19  March      21.13  March     47.45
April       30.04  April      39.38  April      37.13  April      35.06  April      21.88  April     50.11
May         33.13  May        44.00  May        37.38  May        38.56  May        26.13
June        34.67  June       44.25  June       39.38  June       40.19  June       26.56
July        34.88  July       45.13  July       43.81  July       37.25  July       25.25
August      29.92  August     43.69  August     41.56  August     37.44  August     29.63
September   29.92  September  41.56  September  46.25  September  34.19  September  29.44
October     30.79  October    39.63  October    51.13  October    25.19  October    36.63
November    34.42  November   43.50  November   55.94  November   26.25  November   38.19
December    37.67  December   45.25  December   53.50  December   23.00  December   44.00

      The closing price on May 7, 2001 was 52.00.

                          THE PROCTER & GAMBLE COMPANY

      The Procter & Gamble Company manufactures and markets a wide range of consumer products, such as fabric and home care products, paper products, beauty care products, health care products, foods and beverages. Most of Procter & Gamble's products are distributed through food, drug, mass and other retail outlets. Procter & Gamble manufactures and markets its products in several countries worldwide.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     41.88  January    57.81  January    78.38  January    90.88  January   101.06  January   71.84
February    41.00  February   60.06  February   84.88  February   89.50  February   87.88  February  70.50
March       42.38  March      57.38  March      84.38  March      97.94  March      56.50  March     62.60
April       42.25  April      62.88  April      82.19  April      93.81  April      59.75  April     60.05
May         43.94  May        68.94  May        83.88  May        93.38  May        66.50
June        45.31  June       70.63  June       91.06  June       89.25  June       57.25
July        44.63  July       76.06  July       79.38  July       90.56  July       56.88
August      44.44  August     66.56  August     76.50  August     99.25  August     61.81
September   48.75  September  69.06  September  71.13  September  93.75  September  67.00
October     49.50  October    68.00  October    88.69  October   104.88  October    71.44
November    54.38  November   76.19  November   87.63  November  108.50  November   74.88
December    53.81  December   79.81  December   91.31  December  109.56  December   78.44

      The closing price on May 7, 2001 was 64.65.

                            SBC COMMUNICATIONS INC.

      SBC Communications Inc. provides communications services in the United States, with a focus on Texas and California, and in other countries, including France, Mexico, Taiwan and Israel. SBC provides local and long-distance phone services, wireless and data communications, paging, Internet services and messaging, cable and satellite television services, security services and telecommunications equipment. SBC operations are conducted through its subsidiaries, which include large regional and national operators such as Ameritech, Pacific Bell, Southwestern Bell, Cellular One and SNET. SBC also provides directory advertising and publishing services.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     28.31  January    27.50  January    38.88  January    54.00  January    42.88  January   48.35
February    27.44  February   28.75  February   37.81  February   52.88  February   38.06  February  47.70
March       26.31  March      26.25  March      43.37  March      47.19  March      42.13  March     44.63
April       25.06  April      27.75  April      41.44  April      55.75  April      43.81  April     41.25
May         24.69  May        29.25  May        38.88  May        51.13  May        43.69
June        24.63  June       30.94  June       40.00  June       58.00  June       43.25
July        24.44  July       29.59  July       40.94  July       57.13  July       42.56
August      23.31  August     27.19  August     38.06  August     48.06  August     41.75
September   24.06  September  30.72  September  44.38  September  51.06  September  50.00
October     24.31  October    31.81  October    46.31  October    50.88  October    57.69
November    26.31  November   36.31  November   47.94  November   51.88  November   54.94
December    25.94  December   36.63  December   53.63  December   48.75  December   47.75

      The closing price on May 7, 2001 was 42.97.

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                                    [LOGO]

                                2,500,000 Units

                           Merrill Lynch & Co., Inc.

                             Strategic Return Notes
                Linked to the Select Ten Index due May   , 2006

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                             PROSPECTUS SUPPLEMENT

                        ------------------------------

                              Merrill Lynch & Co.

                                  May   , 2001

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